Filed Pursuant to Rule 433
Registration No. 333-158385
April 4, 2011
FREE WRITING PROSPECTUS
 (To Prospectus dated April 2, 2009,
Prospectus Supplement dated April 9, 2009 and
Underlying Supplement no. 4 dated October 22, 2010)

HSBC USA Inc.
Autocallable Yield Notes

}	This free writing prospectus relates to:

–Autocallable Yield Notes linked to a reference asset consisting of the SPDR® S&P® Metals & Mining ETF, the Oil Service HOLDRsSM Trust and the Market Vectors® Agribusiness ETF

}	Term of approximately 12 months

}	Quarterly coupons of between 9.00% and 12.00% per annum, to be determined on the Pricing Date

}	Contingent return of principal, subject to the credit risk of HSBC USA Inc.

}	Callable quarterly

The Autocallable Yield Notes (each a “Note” and collectively the “Notes”) offered hereunder are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction and include investment risks including possible loss of the Principal Amount invested due to the credit risk of HSBC USA Inc.

The Notes will not be listed on any U.S. securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or underlying supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes.  HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker dealers or will offer the Notes directly to investors.  HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-22 of this free writing prospectus.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-9 of this document, page S-3 of the accompanying prospectus supplement and page US4-2 of the accompanying underlying supplement no. 4.

	Price to Public	Fees and Commissions1	Proceeds to Issuer
Per Note	$1,000
Total

1HSBC Securities (USA) Inc. or one of our affiliates may pay varying discounts and commissions of up to 2.10% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes, a portion of which may consist of a combination of selling concessions of up to 2.10% and referral fees of up to 0.60%.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-22 of this free writing prospectus.

HSBC USA Inc.

12-Month Autocallable Yield Notes

Indicative Terms*

Principal Amount	$1,000 per Note
Term	Approximately 12 months
Call Feature
The Notes will be automatically called if the Official Closing Price of each Underlying is at or above its Initial Price on any Observation Date**.  In such case, you will receive a payment equal to 100% of the Principal Amount together with any unpaid coupon payment on the corresponding Coupon Payment Date**.

Reference Asset	SPDR® S&P® Metals & Mining ETF (“XME”) Oil Service HOLDRsSM Trust (“OIH”) Market Vectors® Agribusiness ETF (“MOO”) (each an “Underlying” and together the “Underlyings”)
Payment at Maturity per Note
If the Notes are not automatically called, you will receive a payment on the Maturity Date calculated as follows:
■  If a Trigger Event does not occur, 100% of the Principal Amount.
■  If a Trigger Event occurs and the Final Return of the Least Performing Underlying is positive, an amount equal to 100% of the Principal Amount.
■  If a Trigger Event occurs and the Final Return of the Least Performing Underlying is negative or zero, an amount equal to (i) 100% of the Principal Amount multiplied by (ii) the sum of one plus the Final Return of the Least Performing Underlying.

Trigger Event	A Trigger Event occurs if the Official Closing Price of any Underlying is below its Trigger Price on any scheduled trading day during the Observation Period**.
Trigger Price	For each Underlying, 70.00% of its Initial Price.
Final Return	For each Underlying: Final Price – Initial Price Initial Price
Least Performing Underlying	The Underlying with the lowest Final Return.
Annual Coupon Rate	9.00% to 12.00% p.a. (to be determined on the Pricing Date), paid quarterly.
Trade Date and Pricing Date	April 25, 2011
Settlement Date	April 28, 2011
Maturity Date	April 23, 2012

*   As more fully described beginning on page FWP-4.
** See FWP-4 for Observation Dates, Coupon Payment Dates and Observation Period.

The Notes

The Notes may be suitable for investors who believe the value of each Underlying will remain flat or appreciate and who seek the potential for enhanced quarterly coupon payments (relative to the yield on traditional conventional debt securities with a similar term and issued by issuers with a credit rating similar to ours), regardless of the performance of the Reference Asset as long as the Notes are not automatically called.

If the Notes are not automatically called and if a Trigger Event does not occur, you will receive the Principal Amount of your Notes at maturity.

If the Notes are not automatically called and if a Trigger Event occurs, you may lose some or all of your initial investment, but will keep any coupon payments made to you during the term of the Notes.

If each Underlying is at or above their respective Initial Prices on any Observation Date, your Notes will be automatically called and you will receive a payment equal to 100% of the Principal Amount together with any unpaid coupon payments on the corresponding Coupon Payment Date.

The offering period for the Notes is through April 25, 2011

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Illustration of Payment Scenarios

Your payment on the Notes will depend on whether the Notes have been automatically called and whether a Trigger Event occurs. Regardless of whether or not a Trigger Event occurs, you will receive your quarterly coupons on each Coupon Payment Date, subject to your Notes being automatically called.

Information about each Underlying

SPDR® S&P® Metals & Mining ETF
The XME seeks to replicate as closely as possible, before fees and expenses, the total return of the S&P Metals & Mining Select IndustryTM Index, which measures the performance of the Metals & Mining segment of the U.S. equity market.

Oil Service HOLDRsSM Trust
The OIH is an investment that holds shares of common stock issued by a group of specified companies that were generally considered to be involved in various segments of the oil service industry.

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Market Vectors® Agribusiness ETF
The MOO is an exchange-traded fund that seeks to replicate the price and yield performance of the DAXglobal Agribusiness Index. The MOO will normally invest at least 80% of its total assets in equity securities of U.S. and foreign companies primarily engaged in the business of agriculture.

The graphs above illustrate the month-end performance of each Underlying through March 28, 2011 (using March 28, 2011 as the monthly historical closing price for March 2011).  Past performance is not necessarily an indication of future results.  For further information on the Notes please see “Information Relating to the Notes” on page FWP-15 and “The Oil Services HOLDRsSM Trust” in the accompanying underlying supplement no. 4.  We have derived all disclosure regarding the Underlyings from publicly available information.  Neither HSBC USA Inc. or any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the Underlyings.

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HSBC USA Inc. 12-Month Autocallable Yield Notes

This free writing prospectus relates to a single offering of Autocallable Yield Notes.  The offering will have the terms described in this free writing prospectus and the accompanying prospectus supplement, prospectus and underlying supplement.  If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or underlying supplement, the terms described in this free writing prospectus shall control.

This free writing prospectus relates to an offering of Notes linked to the Reference Asset.  The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below.  The following key terms relate to the offering of Notes:

Issuer:	HSBC USA Inc.
Issuer Rating:	AA- (S&P), A1 (Moody’s), AA (Fitch)†
Principal Amount:	$1,000 per Note
The Reference Asset:	SPDR® S&P® Metals & Mining ETF (“XME”) Oil Service HOLDRsSM Trust (“OIH”) Market Vectors® Agribusiness ETF (“MOO”) (each an “Underlying” and together the “Underlyings”)
Trade Date:	April 25, 2011
Pricing Date:	April 25, 2011
Settlement Date:	April 28, 2011
Final Valuation Date:	April 18, 2012, subject to adjustment as described under the caption “Observation Dates and Maturity Date.”
Maturity Date:	3 business days after the Final Valuation Date and is expected to be April 23, 2012. The Maturity Date is subject to adjustment as described under the caption “Observation Dates and Maturity Date.”
Call Feature:
We will automatically call the Notes if the Official Closing Price of each Underlying is at or above its Initial Price on any Observation Date.  If the Notes are automatically called, they will be redeemed on the corresponding Coupon Payment Date at 100% of their Principal Amount together with any unpaid coupon payment.

Payment at Maturity:	On the Maturity Date, for each Note, we will pay you the Final Settlement Value plus any coupon payment.
Final Settlement Value:
If the Notes are not automatically called you will receive a payment on the Maturity Date calculated as follows:
►    If a Trigger Event does not occur, 100% of the Principal Amount.
►    If a Trigger Event occurs and the Final Return of the Least Performing Underlying is positive, an amount equal to 100% of the Principal Amount.
►    If a Trigger Event occurs and the Final Return of the Least Performing Underlying is negative or zero, an amount equal to 100% of the Principal Amount multiplied by the sum of one plus the Final Return of the Least Performing Underlying.  In such a case, you may lose up to 100% of your investment regardless of the performance of the other Underlying.

Trigger Event:	A Trigger Event occurs if the Official Closing Price of any Underlying is below its Trigger Price on any trading day during the Observation Period.
Trigger Price:	For each Underlying, 70.00% of the Initial Price of such Underlying.
Least Performing Underlying:	The Underlying with the lowest Final Return.
Observation Period:	The period from but excluding the Trade Date to and including the Final Valuation Date.
Observation Dates:
July 18, 2011; October 18, 2011: January 18, 2012; and April 18, 2012 (the Final Valuation Date).  The Observation Dates are subject to postponement as described under the caption “Observation Dates and Maturity Date.”

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Annual Coupon Rate (paid quarterly):	Between 9.00% and 12.00% per annum (to be determined on the Pricing Date).
Coupon Payment Dates:
July 21, 2011; October 21, 2011; January 23, 2012; and April 23, 2012 (the Maturity Date).  The Coupon Payment Dates are subject to postponement as described under “Payment on the Notes—Coupon” on page FWP-7 below.

Final Return:	With respect to each Underlying, the quotient, expressed as a percentage, calculated as follows: Final Price – Initial Price Initial Price
Initial Price:	The Official Closing Price of the relevant Underlying on the Pricing Date.
Final Price:	The Official Closing Price of the relevant Underlying on the Final Valuation Date.
Official Closing Price:
With respect to each Underlying, the Official Closing Price on any trading day for such Underlying will be determined by the calculation agent based upon the closing price displayed on the relevant Bloomberg Professional® service page (with respect to the XME, “XME UP <EQUITY>”, with respect to the OIH, “OIH UP <EQUITY>” and with respect to the MOO, “MOO UP <EQUITY>”) or, for each Underlying, any successor page on Bloomberg Professional® service or any successor service, as applicable, adjusted by the calculation agent as described under “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the accompanying underlying supplement no. 4.

CUSIP/ISIN:	4042K1FP3 /
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

† A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold Notes, and it may be subject to revision or withdrawal at any time by the assigning rating organization. The Notes themselves have not been independently rated. Each rating should be evaluated independently of any other rating.

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GENERAL

This free writing prospectus relates to the offering linked to the Reference Asset identified on the cover page.  The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc.  We reserve the right to withdraw, cancel or modify the offering and to reject orders in whole or in part.  Although the offering of Notes relates to the Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated April 2, 2009, the prospectus supplement dated April 9, 2009 and underlying supplement no. 4 dated October 22, 2010.  If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, or underlying supplement, the terms described in this free writing prospectus shall control.  You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-8 of this free writing prospectus, page S-3 of the prospectus supplement and page US4-2 of underlying supplement no. 4, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.  As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and an underlying supplement) with the SEC for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus, prospectus supplement and underlying supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov.  Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and underlying supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

}	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

}	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

}	The underlying supplement no. 4 at: http://www.sec.gov/Archives/edgar/data/83246/000114420410055207/v199610_424b2.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes.  You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc.  We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance.  In the event of any material changes to the terms of the Notes, we will notify you.

PAYMENT ON THE NOTES

Call Feature

The Notes will be automatically called if the Official Closing Price of each Underlying is at or above its Initial Price on any Observation Date.  If the Notes are automatically called, investors will receive, on the corresponding Coupon Payment Date, a cash payment per $1,000 Principal Amount of Notes equal to 100% of the Principal Amount together with any unpaid coupon payment.

Maturity

Unless the Notes are automatically called on the Maturity Date and for each $1,000 Principal Amount of Notes, you will receive a cash payment equal to the Final Settlement Value (plus any coupon payment) determined as follows:

}	If a Trigger Event with respect to the Reference Asset does not occur, 100% of the Principal Amount.

}	If a Trigger Event with respect to the Reference Asset occurs and the Final Return of the Least Performing Underlying is positive, an amount equal to 100% of the Principal Amount.

}
If a Trigger Event with respect to the Reference Asset occurs and the Final Return of the Least Performing Underlying is negative or zero, an amount equal to 100% of the Principal Amount multiplied by the sum of one plus the Final Return of the Least Performing Underlying.

Coupon

Unless the Notes are automatically called, on each Coupon Payment Date, for each $1,000 Principal Amount of Notes, you will be paid an amount equal to the product of (a) $1,000 multiplied by (b) the Annual Coupon Rate divided by four.  The expected Coupon Payment Dates are July 21, 2011; October 21, 2011; January 23, 2012; and April 23, 2012 (which is also the expected Maturity Date).  If any Coupon Payment Date falls on a day that is not a business day (including a Coupon Payment Date that is also the Maturity Date), such

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Coupon Payment Date will be postponed to the immediately succeeding business day.  If the final Coupon Payment Date (which is also the Maturity Date) is postponed as described under the caption “Observation Dates and Maturity Date”, such final Coupon Payment Date will be postponed until the postponed Maturity Date.  In no event, however, will any additional interest accrue on the Notes as a result of any the foregoing postponements.  For information regarding the record dates applicable to the Coupons paid on the Notes, please see the section entitled “Recipients of Interest Payments” on page S-18 in the accompanying prospectus supplement.

The “Annual Coupon Rate” will be between 9.00% and 12.00% per annum and will be determined on the Pricing Date.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Trustee

Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, the Notes will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as trustee.  Such indenture has substantially the same terms as the indenture described in the accompanying prospectus supplement.

Paying Agent

Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, HSBC Bank USA, N.A. will act as paying agent with respect to the Notes pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

Reference Issuer

With respect to the XME, the reference issuer is SPDR® Series Trust. With respect to the OIH, the reference issuer is Merrill Lynch, Pierce, Fenner & Smith Incorporated, a subsidiary of Bank of America Corporation.  With respect to the MOO, the reference issuer is Van Eck Associates Corporation.

INVESTOR SUITABILITY

The Notes may be suitable for you if:

}	You believe that the Official Closing Price of any Underlying will not decline by more than the Trigger Price at any time during the term of the Note.

}	You are willing to make an investment that is potentially exposed to the downside performance of the Least Performing Underlying on a 1-to-1 basis.

}	You are willing to hold Notes that will be automatically called on any Observation Date on which the Official Closing Price of each Underlying is at or above its Initial Price.

}	You are willing to invest in the Notes based on the fact that your maximum potential return is the coupon being offered with respect to your Notes.

}	You are willing to be exposed to the possibility of early redemption.

}	You are willing to forego distributions paid on the Underlyings or on stocks included in the Underlyings.

}	You are willing to hold the Notes to maturity.

}	You do not seek an investment for which there will be an active secondary market.

}
You do not prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

}	You are comfortable with the creditworthiness of HSBC, as issuer of the Notes.

The Notes may not be suitable for you if:

}	You believe that the Official Closing Price of any Underlying will decline by more than the Trigger Price at any time during the term of the Note.

}	You are unwilling to make an investment that is potentially exposed to the downside performance of the Least Performing Underlying on a 1-to-1 basis.

}	You are unwilling to invest in the Notes based on the fact that your maximum potential return is the coupon being offered with respect to your Notes.

}	You are unwilling to be exposed to the possibility of early redemption.

}	You prefer to receive the distributions paid on the Underlyings or on stocks included in the Underlyings.

}	You prefer a product that provides upside participation in the Reference Asset, as opposed to the coupon being offered with respect to your Notes.

}
You are unable or unwilling to hold securities that will be automatically called on any Observation Date on which the Official Closing Price of each Underlying is at or above its Initial Price, or you are otherwise unable or unwilling to hold the Notes to maturity.

}	You seek an investment for which there will be an active secondary market.

}	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

}	You are not willing or are unable to assume the credit risk associated with HSBC, as issuer of the Notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” on page S-3 in the accompanying prospectus supplement and on page US4-2 of the accompanying underlying supplement no. 4.  Investing in the Notes is not equivalent to investing directly in any of the securities held by an Underlying or in the Underlyings themselves.  You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying prospectus, prospectus supplement and underlying supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and underlying supplement including the explanation of risks relating to the Notes described in the following sections:

}	“— Risks Relating to All Note Issuances” in the prospectus supplement;

}	“— Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset” in the prospectus supplement;

}	“— Additional Risks Relating to Certain Notes with More than One Instrument Comprising the Reference Asset” in the prospectus supplement;

}	“— There are Risks Associated with an Investment in a Concentrated Industry” in underlying supplement no. 4; and

}	“—The Stock Prices of Oil Service Companies have been and will Likely Continue to be Volatile” in underlying supplement no. 4.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The Notes are not principal protected and you may lose your entire initial investment.

The Notes are not principal protected. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if the Notes are not automatically called and if a Trigger Event occurs during the Observation Period and the Final Return of the Least Performing Underlying is negative. In this case, the Payment at Maturity you will be entitled to receive will be less than the Principal Amount of the Notes and you could lose your entire initial investment if the price of the Least Performing Underlying falls to zero. An investment in the Notes is not principal protected and you may receive less at maturity than you originally invested in the Notes, or you may receive nothing at maturity, excluding any coupon payment.

You will not participate in any appreciation in the price of any Underlying included in the Reference Asset.

The Notes will not pay more than the Principal Amount, plus any unpaid coupon payment, at maturity or if the Notes are automatically called. Even if the Final Return of each Underlying in the Reference Asset is greater than zero (regardless of whether a Trigger Event has occurred), you will not participate in the appreciation of any Underlying.  Assuming the Notes are held to maturity, the maximum amount payable with respect to the Notes will not exceed the sum of the Principal Amount plus any coupons.  Under no circumstances, regardless of the extent to which the price of the Underlyings included in the Reference Asset appreciate, will your return exceed the total amount of the coupons.  In some cases, you may earn significantly less by investing in the Notes than you would have earned by investing in an instrument directly linked to the performance of the Underlyings included in the Reference Asset.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, such as the coupons, the payment at maturity or the payment upon early redemption, as applicable, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

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If a Trigger Event occurs with respect to any Underlying, your return will be based on the Final Return of the Least Performing Underlying.

The performance of any Underlying may cause a Trigger Event to occur.  If a Trigger Event occurs and the Notes are not automatically called, your return will be based on the Final Return of the Least Performing Underlying without regard to the performance of the other Underlyings or which Underlying caused the Trigger Event to occur. As a result, you could lose all or some of your initial investment if the Final Return of the Least Performing Underlying is negative, even if there is an increase in the price of the other Underlyings.  This could be the case even if the other Underlyings caused the Trigger Event to occur or the other Underlyings increased by an amount greater than the decrease in the Least Performing Underlying.

The Notes may be automatically called prior to the Maturity Date.

If the Notes are automatically called early, the holding period over which you will receive coupon payments could be as little as 3 months.  There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

Since the Notes are linked to the performance of more than one Underlying, you will be fully exposed to the risk of fluctuations in the prices of each Underlying.

Since the Notes are linked to the performance of more than one Underlying, the Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a weighted basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the prices of the Underlyings to the same degree for each Underlying. For example, in the case of Notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, as scaled by the weightings of such basket components. However, in the case of these Notes, the individual performances of each of the Underlyings would not be combined to calculate your return and the depreciation of either Underlying would not be mitigated by the appreciation of the other Underlying. Instead, if a Trigger Event Occurs, your return would depend on the Least Performing Underlying to which the Notes are linked.

Changes that affect an Underlying will affect the market value of the Notes and the amount you will receive at maturity.

The policies of the reference issuer of an Underlying concerning additions, deletions and substitutions of the constituents comprising such Underlying and the manner in which the reference issuer takes account of certain changes affecting those constituents included in such Underlying may affect the price of such Underlying.  The policies of the reference issuer with respect to the calculation of the relevant Underlying could also affect the price of such Underlying.  The reference issuer may discontinue or suspend calculation or dissemination of its relevant Underlying. Any such actions could affect the value of the Notes.

Please read and pay particular attention to the section “Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset” in the accompanying prospectus supplement.

An index fund and its underlying index are different.

The performance of an index fund may not exactly replicate the performance of the respective underlying index, because such index fund will reflect transaction costs and fees that are not included in the calculation of the respective underlying index.  It is also possible that an index fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the respective underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in such fund or due to other circumstances. An index fund may use futures contracts, options, swap agreements, currency forwards and repurchase agreements in seeking performance that corresponds to the respective underlying index and in managing cash flows.

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The Reference Asset is subject to management risk.

The index funds included in the Reference Asset are not managed according to traditional methods of ‘‘active’’ investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the index funds, utilizing a ‘‘passive’’ or indexing investment approach, attempt to approximate the investment performance of their respective underlying indices by investing in a portfolio of securities that generally replicate the respective underlying index. Therefore, unless a specific security is removed from the respective underlying index, the respective index fund generally would not sell a security because the security’s issuer was in financial trouble. In addition, the index funds are subject to the risk that the investment strategy of the index funds’ investment advisors may not produce the intended results.

There is limited anti-dilution protection.

For certain events affecting shares of an Underlying, such as stock splits or extraordinary dividends, the calculation agent may make adjustments to the relevant Official Closing Price which may affect your Final Settlement Value. However, the calculation agent is not required to make an adjustment for every corporate action which affects the shares of the relevant Underlying. If an event occurs that does not require the calculation agent to adjust the amount of the shares of the relevant Underlying, the market price of the Notes and the Final Settlement Value may be materially and adversely affected.

The Notes are not insured by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity on the Notes.

Certain built-in costs are likely to adversely affect the value of the Notes prior to maturity.

The original issue price of the Notes includes the placement agent’s commission and the estimated cost of HSBC hedging its obligations under the Notes. As a result, the price, if any, at which HSBC Securities (USA) Inc will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of certain of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “Certain U.S. Federal Income Tax Considerations” herein and the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of any Underlying relative to its Initial Price.  We cannot predict the Official Closing Price of any Underlying at any time during the Observation Period or on the Final Valuation Date.  The assumptions we have made in connection with the illustrations set forth below may not reflect actual events.  You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Asset or return on the Notes.  With respect to the Notes, the Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the total payment on the Notes on a $1,000 investment in the Notes for a hypothetical range of performance for the Least Performing Underlying’s Final Return from -100% to +100%. The following results are based solely on the assumptions outlined below.  You should consider carefully whether the Notes are suitable to your investment goals.

}	Principal Amount:	$1,000

}	Trigger Price:	70.00% of the Initial Price of each Underlying.

}	Hypothetical Annual Coupon Rate (paid quarterly):	10.50% per annum (the midpoint of the range of 9.00% and 12.00%, to be determined on the Pricing Date).

}	The Notes are held until maturity and are not automatically called.

Trigger Event Does Not Occur1					Trigger Event Occurs2
Least Performing Underlying’s Final Return	Hypothetical Total Coupon Paid Over the Term of the Notes3	Hypothetical Final Settlement Value	Hypothetical Total Payment on the Notes	Hypothetical Total Return on the Notes	Hypothetical Total Coupon Paid Over the Term of the Notes3	Hypothetical Final Settlement Value	Hypothetical Total Payment on the Notes	Hypothetical Total Return on Notes
100.00%	$105	$1,000	$1,105	10.50%	$105	$1,000	$1,105	10.50%
90.00%	$105	$1,000	$1,105	10.50%	$105	$1,000	$1,105	10.50%
80.00%	$105	$1,000	$1,105	10.50%	$105	$1,000	$1,105	10.50%
70.00%	$105	$1,000	$1,105	10.50%	$105	$1,000	$1,105	10.50%
60.00%	$105	$1,000	$1,105	10.50%	$105	$1,000	$1,105	10.50%
50.00%	$105	$1,000	$1,105	10.50%	$105	$1,000	$1,105	10.50%
40.00%	$105	$1,000	$1,105	10.50%	$105	$1,000	$1,105	10.50%
30.00%	$105	$1,000	$1,105	10.50%	$105	$1,000	$1,105	10.50%
20.00%	$105	$1,000	$1,105	10.50%	$105	$1,000	$1,105	10.50%
10.00%	$105	$1,000	$1,105	10.50%	$105	$1,000	$1,105	10.50%
0.00%	$105	$1,000	$1,105	10.50%	$105	$1,000	$1,105	10.50%
-10.00%	$105	$1,000	$1,105	10.50%	$105	$900	$1,005	0.50%
-20.00%	$105	$1,000	$1,105	10.50%	$105	$800	$905	-9.50%
-25.00%	$105	$1,000	$1,105	10.50%	$105	$750	$855	-14.50%
-30.00%	$105	$1,000	$1,105	10.50%	$105	$700	$805	-19.50%
-40.00%	N/A	N/A	N/A	N/A	$105	$600	$705	-29.50%
-50.00%	N/A	N/A	N/A	N/A	$105	$500	$605	-39.50%
-60.00%	N/A	N/A	N/A	N/A	$105	$400	$505	-49.50%
-70.00%	N/A	N/A	N/A	N/A	$105	$300	$405	-59.50%
-80.00%	N/A	N/A	N/A	N/A	$105	$200	$305	-69.50%
-90.00%	N/A	N/A	N/A	N/A	$105	$100	$205	-79.50%
-100.00%	N/A	N/A	N/A	N/A	$105	$0	$105	-89.50%

1 The Official Closing Price of each Underlying never falls below its Trigger Price on any trading day during the Observation Period.
2  The Official Closing Price of an Underlying falls below its Trigger Price on a trading day during the Observation Period.
3 Assuming the Notes have been held to maturity, the hypothetical total amount of the coupons paid on the Notes as of the Maturity Date will equal $105, with hypothetical coupon payments of $26.25 made on each Coupon Payment Date.

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Hypothetical Examples of the Final Settlement Value

The five examples below set forth a sampling of hypothetical Final Settlement Values for the Notes based on the following assumptions:

}	Principal Amount of Notes:	$1,000

}	Trigger Price:	70.00% of the Initial Price of each Underlying.

}	Hypothetical Annual Coupon Rate (paid quarterly):	10.50% per annum (the midpoint of the range of 9.00% and 12.00%, to be determined on the Pricing Date).

}	Hypothetical Initial Price:	$72.00 for the XME, $162.00 for the OIH and $55.00 for the MOO. The actual Initial Prices will be determined on the Pricing Date.

In addition to the Final Settlement Value, you will be entitled to receive coupon payments quarterly on each Coupon Payment Date, up to and including the Maturity Date (or the Coupon Payment Date corresponding to an Observation Date on which the Notes are automatically called, as applicable).

The examples provided herein are for illustration purposes only. The actual Final Settlement Value, if any, will depend on whether a Trigger Event occurs and, if so, the Final Return of the Least Performing Underlying. You should not take these examples as an indication of potential payments. It is not possible to predict whether a Trigger Event will occur and, if so, whether the Final Return of the Least Performing Underlying will be less than zero, or to what extent the Final Return will be less than zero.

Example 1: The Notes are not automatically called and a Trigger Event occurs. Additionally, the Final Return of the Least Performing Underlying is less than zero.

Underlying	Initial Price	Lowest Official Closing Price of the Underlying during the Observation Period	Final Price on Final Valuation Date
XME	$72.00	$28.80 (40% of Initial Price)	$50.40 (70% of Initial Price)
OIH	$162.00	$129.60 (80% of Initial Price)	$129.60 (80% of Initial Price)
MOO	$55.00	$49.50 (90% of Initial Price)	$49.50 (90% of Initial Price)

Since the Official Closing Price of the XME is below its Trigger Price during the Observation Period, a Trigger Event occurs. The XME is also the Least Performing Underlying.

The Final Return of the Least Performing Underlying =

    Final Price of XME – Initial Price of XME
Initial Price of XME

= ($50.40 –  $72.00) / $72.00= -30.00%

Final Settlement Value = Principal Amount of the Notes × (1 + Final Return of the Least Performing Underlying)

= $1,000 × (1 + -30.00%) = $700.00

Therefore, with the total coupon payment of $105.00 over the term of the Notes, the total payment on the Notes is $805.00.

Example 2: The Notes are not automatically called and a Trigger Event does not occur.

Underlying	Initial Price	Lowest Official Closing Price of the Underlying during the Observation Period	Final Price on Final Valuation Date
XME	$72.00	$57.60 (80% of Initial Price)	$64.80 (90% of Initial Price)
OIH	$162.00	$145.80 (90% of Initial Price)	$145.80 (90% of Initial Price)
MOO	$55.00	$44.00 (80% of Initial Price)	$49.50 (90% of Initial Price)

Since the Official Closing Price of each Underlying was not below its Trigger Price, a Trigger Event does not occur.

Therefore, the Final Settlement Value equals $1,000.

Additionally, with the total coupon payment of $105.00 over the term of the Notes, the total payment on the Notes is $1,105.00.

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Example 3: The Notes are automatically called and the corresponding Coupon Payment Date is July 21, 2011.

Underlying	Initial Value	Official Closing Value on July 18, 2011
XME	$72.00	$80.00
OIH	$162.00	$170.00
MOO	$55.00	$60.00

Since the Official Closing Price of each Underlying was at or above their respective Initial Prices, the Notes were automatically called and you are no longer entitled to receive any Final Settlement Value.  Therefore, on the corresponding Coupon Payment Date you would receive your $1,000 Principal Amount of Notes plus the coupon payment of $26.25 owed to you on such date.  As a result, on the corresponding Coupon Payment Date, you would be entitled to receive a total payment of $1,026.25.  Once the Notes are automatically called, the Underlyings have no relevance in determining the payment owed to you on the corresponding Coupon Payment Date.

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INFORMATION RELATING TO THE NOTES

Description of the XME

General

We have derived all information relating to the XME, including, without limitation, its make-up, performance, method of calculation and changes in its components from publicly available sources.  The XME is a unit investment trust registered under the Investment Company Act of 1940 that is designed to generally correspond, before expenses, to the price and yield performance of the S&P Metals & Mining Select IndustryTM Index (the “XME Underlying Index”).  The XME was created to provide investors with the opportunity to purchase a security representing a proportionate undivided ownership interest in a portfolio of securities consisting of all of the common stocks which comprise the XME Underlying Index.  The XME is listed on the NYSE Arca under the ticker symbol “XME.” Information provided to or filed with the SEC by the XME pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57793 and 811-08839, respectively, through the SEC’s website at http://www.sec.gov.  Information from outside sources is not incorporated by reference in, and should not be considered a part of, this document.  We make no representation or warranty as to the accuracy or completeness or such information.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  As a prospective purchaser of the Notes, you should undertake an independent investigation of the XME as in your judgment is appropriate to make an informed decision with respect to an investment linked to the XME.

Investment Objective

The XME seeks to replicate as closely as possible, before fees and expenses, the total return of the XME Underlying Index, which measures the performance of the Metals & Mining segment of the U.S. equity market. The companies included in the XME Underlying Index are selected on the basis of Global Industry Classification Standards (“GICS”) and liquidity and market cap requirements from a universe of companies defined by the S&P® Total Stock Market Index (the “S&P TMI”), a U.S. total market composite index. The inception date of the XME is June 6, 2006.

Investment Strategy — Replication

The XME pursues the indexing strategy of "replication" in attempting to track the performance of the XME Underlying Index.  The XME will invest in all of the securities that comprise the XME Underlying Index.  The XME will normally invest substantially all, but at least 95% of its total assets in common stocks that comprise the XME Underlying Index.

Correlation

The XME Underlying Index is a theoretical financial calculation, while the XME is an actual investment portfolio. The performance of the XME and the XME Underlying Index will vary somewhat due to transaction costs, asset valuations, market impact, corporate actions (such as mergers and spin-offs) and timing variances.  A figure of 100% would indicate perfect correlation.  Any correlation of less than 100% is called "tracking error."  The XME, using a replication strategy, can be expected to have a smaller tracking error than a fund using the representative sampling strategy.  Representative sampling is a strategy in which a fund invests in a representative sample of securities in an underlying index.

The XME Underlying Index

The XME Underlying Index is published by S&P Financial Services LLC (“S&P”) and represents the Metals & Mining sub-industry portion of the S&P TMI. The XME Underlying Index is one of nineteen of the S&P Select Industry Indexes (the "Select Industry Indexes"), each designed to measure the performance of a narrow sub-industry determined based on the GICS. Membership in the Select Industry Indexes is based on the GICS classification, as well as liquidity and market cap requirements. The XME Underlying Index consists of the 25 S&P TMI constituents with the highest float-adjusted market capitalization belonging to the Metals & Mining GICS sub-industry classification that satisfy the following criteria: (i) rank within the 90th percentile of the float-adjusted market capitalization of the GICS sub-industry; (ii) are a U.S.-based company; and (iii) have a liquidity ratio (defined by dollar value traded over the previous 12 months divided by average market capitalization over the previous 12 months) of at least 60% (the "liquidity threshold"). The length of time to evaluate liquidity is reduced to the available trading period for initial public offerings or spin-offs that do not have 12 months of trading history.

If there are not 25 eligible constituents for the XME Underlying Index as a result of the application of the criteria described in the preceding paragraph, stocks ranking below the 90th percentile in the sub-industry, but having a float adjusted market capitalization above $500 million (the “market capitalization threshold”) are included in order of their float-adjusted market capitalization until the count reaches 25. If the count is still less than 25, stocks from a supplementary list of highly correlated sub-industries that meet the market capitalization and liquidity thresholds are included in order of their float-adjusted market capitalization. The market capitalization

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threshold and the liquidity threshold are each reviewed from time to time based on market conditions. Rebalancing occurs after the closing on the third Friday of the quarter ending month. The S&P TMI tracks all the U.S. common stocks listed on the NYSE (including NYSE Arca), the NYSE Alternext, the NASDAQ Global Select Market, the NASDAQ Select Market and the NASDAQ Capital Market. The XME Underlying Index is an equal weighted market cap index.

Computation of the XME Underlying Index

Prior to March 2005, the Market Value of a component stock was calculated as the product of the market price per share and the total number of outstanding shares of the component stock.  In March 2004, S&P announced that it would transition the XME Underlying Index to float-adjusted market capitalization weights.  The transition began in March 2005 and was completed in September 2005.  S&P’s criteria for selecting stock for the XME Underlying Index was not changed by the shift to float adjustment.  However, the adjustment affects each company’s weight in the XME Underlying Index (i.e., its Market Value).  Currently, S&P calculates the XME Underlying Index based on the total float-adjusted market capitalization of each component stock, where each stock’s weight in the XME Underlying Index is proportional to its float-adjusted Market Value.

Under float adjustment, the share counts used in calculating the XME Underlying Index reflect only those shares that are available to investors, not all of a company’s outstanding shares.  S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the U.S. or foreign countries; and

•
holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

Treasury stock, stock options, restricted shares, equity participation units, warrants, convertible stock, and rights are not part of the float.  In cases where holdings in a group exceed 10% of the outstanding shares of common stock of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the index calculation.  Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a U.S. company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of common stock outstanding, the shares of the most liquid class of common stock and shares that are in an unlisted or non-traded class so long as  such shares are convertible by shareholders into the class of common stock that is most liquid without undue delay and cost, are part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares of common stock outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares of common stock, by the total shares of common stock outstanding.  The float-adjusted index is then calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by an index divisor (the “Divisor”).  For companies with multiple classes of common stock that are includible in the float, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

As of the date of this free writing prospectus, the XME Underlying Index is calculated using a base-weighted aggregate methodology: the level of the XME Underlying Index reflects the total Market Value of all the component stocks relative to the XME Underlying Index base date of June 28, 1991.  The daily calculation of the XME Underlying Index is computed by determining  the aggregate Market Value of the available float shares outstanding of each common stock comprising the XME Underlying Index, evaluated at its last sale price on the Relevant Exchange, and dividing the result by the Divisor which is designed to yield a resulting index value in the applicable magnitude (as opposed to an actual number in the billions).  The Divisor is adjusted from time to time as discussed below.

The XME Underlying Index maintenance includes monitoring and completing the adjustments for additions and deletions of the constituent companies, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs.  Continuity in index values is maintained by adjusting the Divisor for all changes in the XME Underlying Index constituents’ share capital after the base date of June 28, 1991 with the index value as of the base date set at 100.  Some corporate actions, such as stock splits and stock dividends do not require Divisor adjustments because following a stock split or stock dividend, both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the component stock.  All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

To prevent the level of the XME Underlying Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the XME Underlying Index require a Divisor adjustment.  By adjusting the Divisor for the change in total

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Market Value, the level of the XME Underlying Index remains constant.  This helps maintain the level of the XME Underlying Index as an accurate barometer of stock market  performance and ensures that the movement of the XME Underlying Index does not reflect the corporate actions of individual companies in the XME Underlying Index.  All Divisor adjustments are made after the close of trading and after the calculation of the closing levels of the XME Underlying Index.  Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the XME Underlying Index and do not require Divisor adjustments.

The table below summarizes the types of index maintenance adjustments and indicates whether or not a Divisor adjustment is required.

Type of Corporate Action	Comments	Divisor Adjustment
Company added/deleted	Net change in market value determines divisor adjustment.	Yes

Change in shares outstanding	Any combination of secondary issuance, share repurchase or buy back—share counts revised to reflect change.	Yes

Stock split	Share count revised to reflect new count. Divisor adjustment is not required since the share count and price changes are offsetting.	No

Spin-off	If spun-off company is not being added to the index, the divisor adjustment reflects the decline in index market value (i.e., the value of the spun-off unit).	Yes

Spin-off	Spun-off company added to the index, no company removed from the index.	No

Spin-off	Spun-off company added to the index, another company removed to keep number of names fixed. Divisor adjustment reflects deletion.	Yes

Change in IWF	Increasing (decreasing) the IWF increases (decreases) the total market value of the index. The Divisor change reflects the change in market value caused by the change to an IWF.	Yes

Special dividend	When a company pays a special dividend the share price is assumed to drop by the amount of the dividend; the divisor adjustment reflects this drop in index market value.	Yes

Rights offering
Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price.  The calculation assumes that the offering is fully subscribed.  Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid.
Yes

Each of the corporate events exemplified in the table requiring an adjustment to the Divisor has the effect of altering the Market Value of the component stock and consequently of altering the aggregate Market Value of the XME Underlying Index component stocks (the “Post-Event Aggregate Market Value”).  In order that the level of the XME Underlying Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected component stock, a new Divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New Divisor

New Divisor	=	Post-Event Aggregate Market Value
Pre-Event Index Value
A large part of the XME Underlying Index maintenance process involves tracking the changes in the number of shares outstanding of each of the companies whose common stock is included in the XME Underlying Index.  Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the XME Underlying Index are updated as required by any changes in the number of shares of common stock outstanding and then the  Divisor is adjusted accordingly.  In addition, changes in a company’s shares of common stock outstanding of 5% or more due to mergers, acquisitions, public offerings, private placements, tender offers, Dutch auctions or exchange offers are made as soon as reasonably possible.  Other changes of 5% or more (due to, for

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example, company stock repurchases, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations or other recapitalizations) are made weekly, and are announced on Wednesdays for implementation after the close of trading on the following Wednesday.  If a 5% or more change causes a company’s IWF to change by 5 percentage points or more (for example from 0.80 to 0.85), the IWF will be updated at the same time as the share change, except IWF changes resulting from partial tender offers will be considered on a case-by-case basis.  Changes to an IWF of less than 5 percentage points are implemented at the next IWF review, which occurs annually.  In the case of certain rights issuances, in which the number of rights issued and/or terms of their exercise are deemed substantial, a price adjustment and share increase may be implemented immediately.

Historical Performance of the XME

The following graph sets forth the historical performance of the XME based on the monthly historical closing prices from June 30, 2006 through March 28, 2011.  The closing price for the XME on March 28, 2011 was $72.13.  We obtained the closing prices below from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service.

The historical prices of the XME should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of the XME during the Observation Period or on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
6/6/2006*	6/30/2006*	$49.48	$45.32	$49.48
7/3/2006	9/29/2006	$50.73	$38.52	$41.67
10/2/2006	12/29/2006	$53.62	$39.67	$49.14
1/3/2007	3/30/2007	$57.89	$46.54	$57.21
4/2/2007	6/29/2007	$67.49	$57.40	$62.53
7/2/2007	9/28/2007	$68.02	$49.19	$63.70
10/1/2007	12/31/2007	$71.46	$60.79	$69.48
1/2/2008	3/31/2008	$78.04	$53.03	$70.01
4/1/2008	6/30/2008	$96.09	$68.47	$94.24
7/1/2008	9/30/2008	$93.60	$42.66	$47.08
10/1/2008	12/31/2008	$46.90	$17.20	$27.79
1/2/2009	3/31/2009	$33.10	$20.55	$25.14
4/1/2009	6/30/2009	$43.51	$24.24	$37.01
7/1/2009	9/30/2009	$50.12	$31.64	$45.64
10/1/2009	12/31/2009	$54.22	$41.24	$51.61
1/4/2010	3/31/2010	$60.46	$44.44	$56.81
4/1/2010	6/30/2010	$60.40	$45.51	$45.69
7/1/2010	9/30/2010	$54.53	$43.71	$53.48
10/1/2010	12/31/2010	$69.44	$52.81	$68.78
1/3/2011**	3/28/2011**	$74.50	$64.98	$72.13

* Available information for the second calendar quarter of 2006 includes data for the period from June 6, 2006 (the inception date of the XME) through June 30, 2006.  Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2006.

** As of the date of this free writing prospectus available information for the first calendar quarter of 2011 includes data for the period from January 3, 2011 through March 28, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2011.

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Description of the OIH
The OIH is an investment that holds shares of common stock issued by a group of specified companies that were generally considered to be involved in various segments of the oil service industry.

For more information about the OIH, see “Oil Service HOLDRsSM Trust” on page US4-34 of the accompanying underlying supplement no. 4.

Historical Performance of the OIH
The following graph sets forth the historical performance of the OIH based on the monthly historical closing prices from March 31, 2006 through March 28, 2011.  The closing price for the OIH on March 28, 2011 was $162.22. We obtained the closing prices below from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service.

The historical prices of the OIH should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of the OIH during the Observation Period or on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2006	3/31/2006	$157.84	$130.23	$146.90
4/3/2006	6/29/2006	$169.75	$131.39	$149.32
7/3/2006	9/29/2006	$151.95	$120.05	$129.68
10/2/2006	12/29/2006	$150.98	$118.20	$139.59
1/3/2007	3/30/2007	$148.94	$125.82	$145.80
4/2/2007	6/29/2007	$180.92	$145.13	$174.50
7/2/2007	9/28/2007	$196.56	$155.01	$191.87
10/1/2007	12/31/2007	$204.53	$172.21	$189.12
1/2/2008	3/31/2008	$195.26	$146.64	$176.90
4/1/2008	6/30/2008	$225.23	$173.63	$222.19
7/1/2008	9/30/2008	$228.74	$135.30	$146.30
10/1/2008	12/31/2008	$144.20	$60.98	$73.75
1/2/2009	3/31/2009	$88.15	$64.65	$74.02
4/1/2009	6/30/2009	$115.92	$71.21	$97.68
7/1/2009	9/30/2009	$121.39	$86.96	$117.43
10/1/2009	12/31/2009	$132.39	$110.47	$119.00
1/4/2010	3/31/2010	$134.45	$112.44	$122.59
4/1/2010	6/30/2010	$135.81	$89.48	$94.64
7/1/2010	9/30/2010	$115.06	$93.38	$113.15
10/1/2010	12/31/2010	$140.88	$110.57	$140.53
1/3/2011*	3/28/2011*	$165.93	$135.43	$162.22

** As of the date of this free writing prospectus available information for the first calendar quarter of 2011 includes data for the period from January 3, 2011 through March 28, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2011.

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Description of the MOO

General

We have derived all information regarding the MOO, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  Such information reflects the policies of, and is subject to change by, MOO, Van Eck Securities Corporation, and Van Eck Associates Corporation (“Van Eck”).  The MOO is an investment portfolio maintained and managed by the Market Vectors Trust.  Van Eck is the investment adviser to the MOO.  The MOO is an exchange-traded fund that trades on the NYSE Arca Inc. (the “NYSE Arca”) under the ticker symbol “MOO.”  We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

Information provided to or filed with the SEC by the Market Vectors Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-123257 and 811-10325, respectively, through the SEC’s website at http://www.sec.gov.  Information from outside sources is not incorporated by reference in, and should not be considered a part of, this document.  We make no representation or warranty as to the accuracy or completeness or such information.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  As a prospective purchaser of securities, you should undertake an independent investigation of the Market Vectors Trust as in your judgment is appropriate to make an informed decision with respect to an investment linked to the Market Vectors Trust.

Investment Objective and Strategy

The MOO is an exchange-traded fund, calculated, maintained and published by the Van Eck, that seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the DAXglobal Agribusiness Index. The MOO will normally invest at least 80% of its total assets in equity securities of U.S. and foreign companies primarily engaged in the business of agriculture. Companies primarily engaged in the agriculture business include those engaged in agriproduct operations, livestock operations, agriculture chemicals, providing or transporting agricultural equipment, and providing or transporting ethanol/biodiesel, and which derive at least 50% of their total revenues from such activities.

The DAXglobal® Agribusiness Index

The DAXglobal Agribusiness Index is a modified market capitalization weighted index comprised of publicly traded companies involved in the agriculture business that are traded on leading global exchanges. The DAXglobal Agribusiness Index contains five major sub sectors: agriproduct operations, livestock operations, agricultural chemicals, agricultural equipment and ethanol/biodiesel. The DAXglobal Agribusiness Index is comprised of common stocks and depositary receipts that are listed for trading on major stock exchanges around the world. The DAXglobal Agribusiness Index is calculated and maintained by Deutsche Borse AG. The DAXglobal Agribusiness Index is comprised of companies with market capitalizations greater than $150 million that have a worldwide average daily trading volume of at least $1 million (over the past six months as well as over each of the past two months) and have maintained a monthly trading volume of 250,000 shares over the past six months.

The DAXglobal Agribusiness Index is calculated using a modified market capitalization weighting methodology. The DAXglobal Agribusiness Index is weighted based on the market capitalization of each of the component securities, modified to conform to the following asset diversification requirements, which are applied in conjunction with the scheduled quarterly adjustments to the DAXglobal Agribusiness Index:

(1)	the weight of any single component security may not account for more than 8% of the total value of the DAXglobal Agribusiness Index;
(2)
the aggregate weight of those component securities which individually represent more than 5% of the total value of the DAXglobal Agribusiness Index may not account for more than 40% of the total DAXglobal Agribusiness Index value; and

(3)	no other component securities will individually represent more than 4.5% of the total value of the DAXglobal Agribusiness Index.

The DAXglobal Agribusiness Index is reviewed at least annually so that the DAXglobal Agribusiness Index components continue to represent the universe of the relevant sub-sectors. Deutsche Borse AG may at any time and from time to time change the number of securities comprising the group by adding or deleting one or more securities, or replacing one or more securities contained in the group with one or more substitute securities of its choice, if in Deutsche Borse AG's discretion such addition, deletion or substitution is necessary or appropriate to maintain the quality and/or character of the DAXglobal Agribusiness Index. Changes to the DAXglobal Agribusiness Index compositions and/or the component share weights in the DAXglobal Agribusiness Index typically take effect after the close of trading on the third Friday of each calendar quarter month in connection with the quarterly rebalance of the DAXglobal Agribusiness Index.

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Historical Performance of the MOO

The following graph sets forth the historical performance of the MOO based on the monthly historical closing prices from September 31, 2007 through March 28, 2011.  The closing price for the MOO on March 28, 2011 was $54.76.  We obtained the closing prices below from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service.

The historical prices of the MOO should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of the MOO during the Observation Period or on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
8/31/2007*	9/28/2007*	$46.75	$40.58	$45.95
10/1/2007	12/31/2007	$58.55	$44.19	$57.25
1/2/2008	3/31/2008	$59.88	$41.67	$53.48
4/1/2008	6/30/2008	$66.15	$52.60	$61.64
7/1/2008	9/30/2008	$61.68	$34.01	$37.18
10/1/2008	12/31/2008	$36.91	$20.09	$27.85
1/2/2009	3/31/2009	$30.90	$24.14	$28.31
4/1/2009	6/30/2009	$38.72	$27.65	$34.45
7/1/2009	9/30/2009	$40.44	$31.81	$38.64
10/1/2009	12/31/2009	$45.57	$36.60	$43.79
1/4/2010	3/31/2010	$47.80	$39.83	$45.19
4/1/2010	6/30/2010	$45.75	$35.57	$36.23
7/1/2010	9/30/2010	$47.72	$35.62	$45.85
10/1/2010	12/31/2010	$53.71	$45.44	$53.54
1/3/2011**	3/28/2011**	$57.92	$49.82	$54.76

* Available information for the third calendar quarter of 2007 includes data for the period from August 31, 2007 (the inception date of the MOO) through September 28, 2007.  Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2006.

** As of the date of this free writing prospectus available information for the first calendar quarter of 2011 includes data for the period from January 3, 2011 through March 28, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2011.

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OBSERVATION DATES AND MATURITY DATE

If an Observation Date is not a scheduled trading day for any Underlying, then an Observation Date for such Underlying will be the next succeeding day that is a scheduled trading day (as defined in the underlying supplement) for such Underlying. For each Underlying, the calculation agent will determine whether a market disruption event (as defined in the underlying supplement) exists on an Observation Date with respect to such Underlying independent from the other Underlying, therefore a market disruption event may exist for one Underlying and not exist for the other Underlying. If a market disruption event exists for an Underlying on an Observation Date, then the Observation Date for such Underlying will be the next scheduled trading day for which there is no market disruption event for such Underlying. If such market disruption event continues for five consecutive scheduled trading days, then that fifth scheduled trading day will nonetheless be the Observation Date for such Underlying, and the calculation agent will determine in its discretion, the Official Closing Price with respect to such Underlying on that date in good faith and in its sole discretion using its estimate of the exchange traded price for such index fund that would have prevailed but for that market disruption event. For the avoidance of doubt, if no market disruption event exists with respect to an Underlying on the originally scheduled Observation Date, the determination of such Underlying’s Official Closing Price will be made on the originally scheduled Observation Date, irrespective of the existence of a market disruption event with respect to the other Underlying. If an Observation Date (including the Final Valuation Date) for either Underlying is postponed, then the Maturity Date or corresponding Coupon Payment Date, as applicable, will also be postponed to the third business day following the latest of such postponed Observation Dates.

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine (i) the accelerated Payment at Maturity due and payable in the same general manner as described in “Payment at Maturity” in this free writing prospectus and (ii) any accrued but unpaid interest payable based upon the Annual Coupon Rate calculated on the basis of a 360-day year consisting of twelve 30-day months.  In such a case, the third scheduled trading day for all of the Underlyings immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the accelerated Final Return for each Underlying.  If a market disruption event exists with respect to an Underlying on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled Final Valuation Date).  The accelerated Maturity Date will be the fifth business day following such accelerated postponed Final Valuation Date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes.  For more information, see “Description of Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes.  Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC for distribution to other registered broker dealers or will offer the Notes directly to investors.  HSBC Securities (USA) Inc. proposes to offer the Notes at the offering price set forth on the cover page of this free writing prospectus and will receive underwriting discounts and commissions of up to 2.10%, or $21.00, per $1,000 Principal Amount of Notes.  HSBC Securities (USA) Inc. may allow selling concessions on sales of such Notes by other brokers or dealers of up to 2.10%, or $21.00, and pay referral fees to other broker-dealers of up to 0.60%, or $6.00, per $1,000 Principal Amount of Notes.

An affiliate of HSBC has paid or may pay in the future an amount to broker dealers in connection with the costs of the continuing implementation of systems to support these Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution” on page S-52 in the prospectus supplement.  All references to NASD Rule 2720 in the prospectus supplement shall be to FINRA Rule 5121.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

You should carefully consider, among other things, the matters set forth under the heading “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  Notwithstanding any disclosure in the accompanying prospectus supplement to the contrary, our special U.S. tax counsel in this transaction is Sidley Austin llp.  In the opinion of Sidley Austin llp,

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special U.S. tax counsel to us, the following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Notes.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes.  Under one reasonable approach, each Note should be treated as a put option written by you (the “Put Option”) that permits us to “cash settle” the Put Option, and a deposit with us of cash in an amount equal to the Principal Amount of the Note (the “Deposit”) to secure your potential obligation under the Put Option, as described in the prospectus supplement under the heading “Certain U.S. Federal Income Tax Considerations – Certain Equity-Linked Notes – Certain Notes Treated as a Put Option and a Deposit.”  We intend to treat the Notes consistent with this approach and the balance of this summary so assumes.  However, other reasonable approaches are possible.  Pursuant to the terms of the Notes, you agree to treat each Note as consisting of the Deposit and the Put Option for all U.S. federal income tax purposes.  We intend to treat the Deposits as short-term debt instruments for U.S. federal income tax purposes.  Please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Short-Term Debt Instruments” in the accompanying prospectus supplement for certain U.S. federal income tax considerations applicable to short-term debt instruments.

As described in the prospectus supplement under “Certain U.S. Federal Income Tax Considerations – Certain Equity-Linked Notes – Certain Notes Treated as a Put Option and a Deposit,” for purposes of dividing the 9.00 and 12.00 percent Annual Coupon Rate (to be determined on the Pricing Date) on the Notes among interest on the Deposit and Put Premium, [   ] percent constitutes interest on the Deposit and [   ] percent constitutes Put Premium.

If the Notes are redeemed prior to maturity, you should recognize the total Put Premium received as short-term capital gain at that time.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described above. We do not plan to request a ruling from the IRS regarding the tax treatment of the Notes, and the IRS or a court may not agree with the tax treatment described in this free writing prospectus.

We will not attempt to ascertain whether the issuer of any stock owned by one or more of the Underlyings of the Reference Asset would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purpose.  In the event that the issuer of any stock owned by one or more of the Underlyings of the Reference Asset were treated as a PFIC or USRPHC, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the issuers of stock owned by the Underlyings of the Reference Asset and consult your tax advisor regarding the possible consequences to you in the event that one or more issuers of stock owned by one or more of the Underlyings of the Reference Asset is or becomes a PFIC or USRPHC.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

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TABLE OF CONTENTS
You should only rely on the information contained in this free writing prospectus, the accompanying underlying supplement, prospectus supplement and prospectus.  We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying underlying supplement, prospectus supplement and prospectus.  If anyone provides you with different or inconsistent information, you should not rely on it.  This free writing prospectus, the accompanying underlying supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted.  You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying underlying supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$        Autocallable Yield Notes

April 4, 2011

FREE WRITING PROSPECTUS

Free Writing Prospectus

General	FWP-7
Payment on the Notes	FWP-7
Investor Suitability	FWP-8
Risk Factors	FWP-9
Illustrative Examples	FWP-12
Information Relating to the Reference Asset	FWP-15
Observation Dates and Maturity Date	FWP-22
Events of Default and Acceleration	FWP-22
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-22
Certain U.S. Federal Income Tax Considerations	FWP-22

Underlying Supplement No. 4
Risk Factors	US4-2
The DIAMONDS® Trust, Series 1	US4-9
The POWERSHARES QQQ TRUSTSM, SERIES 1	US4-12
The iShares® MSCI Mexico Investable Market Index Fund	US4-14
The iShares® MSCI Brazil Index Fund	US4-19
The iShares® MSCI Emerging Markets Index Fund	US4-22
The iShares® MSCI EAFE Index Fund	US4-25
The SPDR Trust Series 1	US4-27
The Market Vectors Gold Miners ETF	US4-26
The Oil Service HOLDRsSM Trust	US4-30
The iShares® Dow Jones U.S. Real Estate Index Fund	US4-32
The iShares® FTSE/Xinhua China 25 Index Fund	US4-36
The iShares® S&P Latin America 40 Index Fund	US4-39
The Financial Select Sector SPDR® Fund	US4-42
The Semiconductor HOLDRsSM Trust	US4-46
The iShares® Dow Jones Transportation Average Index Fund	US4-48
The Energy Select SPDR® Fund	US4-50
The Health Care Select SPDR® Fund	US4-53
Other Components	US4-56
Additional Terms of the Notes	US4-56
Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-16
Description of Notes	S-16
Sponsors or Issuers and Reference Asset	S-37
Use of Proceeds and Hedging	S-37
Certain ERISA	S-38
Certain U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution	S-52

Prospectus
About this Prospectus	2
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	4
Description of Preferred Stock	16
Description of Warrants	22
Description of Purchase Contracts	26
Description of Units	29
Book-Entry Procedures	32
Limitations on Issuances in Bearer Form	36
Certain U.S. Federal Income Tax Considerations Relating to Debt Securities	37
Plan of Distribution	52
Notice to Canadian Investors	54
Certain ERISA Matters	58
Where You Can Find More Information	59
Legal Opinions	59
Experts	59